Exhibit 99.1
Magnite Announces Intention to Refinance Existing Credit Facilities
NEW YORK, January 22, 2024 -- Magnite (NASDAQ: MGNI), the world's largest independent sell-side advertising company, today announced its intention to refinance its outstanding senior secured credit facilities.
The Company intends to replace its existing credit facilities, consisting of a $360.0 million term loan facility and a $65.0 million revolving credit facility (the “Existing Credit Facilities”), with a new senior secured term loan facility with an expected seven-year maturity (with no springing maturity relating to the Company’s Convertible Notes due March 2026), and a new senior secured revolving credit facility with an expected five-year maturity (together, the “New Credit Facilities”). The Company expects to obtain a new term loan similar in size to the original term loan facility and to increase the size of the revolving credit facility.
The net proceeds of the New Credit Facilities will be used to repay the Existing Credit Facilities in full and for fees and expenses in connection therewith, and for general corporate purposes and working capital of the Company and its subsidiaries. As of December 31, 2023, the outstanding principal amount of the Existing Term Loan B Facility was $351.0 million and the Company had $0 of outstanding borrowings under its Existing Revolving Credit Facility. The consummation of the refinancing and the entry into the New Credit Facilities is subject to market and other conditions and there can be no assurances that the proposed refinancing will be completed.
During the fourth quarter of 2023, the Company repurchased $70.0 million of the Convertible Notes for an aggregate purchase price of $60.7 million pursuant to its previously announced $100 million Repurchase Plan. As of December 31, 2023, the principal amount of Convertible Notes outstanding was approximately $205.1 million.
About Magnite
We’re Magnite (NASDAQ: MGNI), the world’s largest independent sell-side advertising company. Publishers use our technology to monetize their content across all screens and formats including CTV, online video, display, and audio. The world's leading agencies and brands trust our platform to access brand-safe, high-quality ad inventory and execute billions of advertising transactions each month. Anchored in bustling New York City, sunny Los Angeles, mile high Denver, historic London, colorful Singapore, and down under in Sydney, Magnite has offices across North America, EMEA, LATAM, and APAC.
Forward-Looking Statements
This press release includes forward-looking statements, including with respect to our refinancing plans. Investors should not place undue reliance on these forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates,” “proposed” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” section in the company’s reports filed with the U.S. Securities and Exchange Commission. Investors should read this press release and the documents that we have filed or will file with the SEC completely and with the understanding that our actual future results may be materially different from what we expect. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

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Investor Relations Contact
Nick Kormeluk
949-500-0003
nkormeluk@magnite.com

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